UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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WYNN RESORTS, LIMITED
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Commencing on April 25, 2022, Wynn Resorts, Limited made available to shareholders the following communication in connection with its upcoming annual meeting of shareholders to be held on May 5, 2022.

Dear Fellow Stockholders:

In line with our continued commitment to transparency, the Board and Compensation Committee of the Board are providing enhanced detail of our responsiveness to the 2021 annual meeting vote outcome. The Board and Compensation Committee affirm our recommendation in the Proxy Statement and request that you vote FOR all directors as well as the non-binding advisory vote on executive compensation.

The Board and Compensation Committee of Wynn Resorts are committed to receiving feedback from their shareholders through ongoing engagement efforts. The feedback received in these discussions has always served as a key input in Board and Committee deliberations and decisions. In connection with the Say on Pay vote at the 2021 annual meeting, we attempted engagement with approximately 66% of outstanding shares and had substantive discussions with holders representing 56% of shares outstanding, with our Independent Board Chair as well as the Chair of the Compensation Committee both participating in several of these discussions. Consistent with our standard practice, feedback received from all shareholder outreach was communicated to the entire Board.

Generally speaking, shareholders understood the then current impact of the COVID-19 pandemic on both the operations of the Company and its ability to reliably forecast medium to long-term aspects of significant portions of our operations. In response, the Compensation Committee incorporated the elements of feedback received from those conversations in decisions made in 2021 and 2022, which remain aligned with our overall compensation philosophy. The feedback also provided guidelines for compensation decisions in connection with our CEO transition that was successfully completed in early 2022. To ensure a successful transition, the Committee entered into a transition agreement with outgoing CEO Maddox which did not provide any incremental benefits or compensation, nor accelerated vesting of equity, beyond the separation terms in his employment agreement. Further, the time-based promotion-related grant to incoming CEO Billings was intended to further strengthen the alignment of interests with those of long-term shareholders.

While all shareholders expressed support for our executive compensation philosophy and practices as disclosed in the proxy statement, a few expressed concern with the 2020 grant to Matt Maddox, then the CEO, upon the extension of his employment agreement. As disclosed in the 2021 proxy statement, in connection with the Company’s response to the COVID-19 pandemic and in order to provide retention equity incentives during a particularly difficult period to a broad group of management (over 400 employees), Mr. Maddox requested and the Compensation Committee agreed to cancel 140,000 of the maximum of 180,000 of the performance shares underlying Mr. Maddox’s restricted stock grant to facilitate this action.

In conclusion, the Compensation Committee believes its decisions related to 2021 and 2022 compensation remain aligned with its previously disclosed goals of transforming executive compensation from a founder-led company to one that includes best-in-class practices that reward all employees, not just executives, for actions that create long-term shareholder value. Further, the committee believes it applied such philosophy appropriately, in light of the impacts of the COVID-19 pandemic.

Thank you for your continued support of Wynn Resorts, Limited.

Sincerely,

/s/ Philip G. Satre	/s/ Betsy S. Atkins
Philip G. Satre	Betsy S. Atkins
Chair of the Board of Directors	Chair of the Compensation Committee